Exhibit 99.1

Investors May Contact:
Stacey Yonkus
Director, Investor Relations
(212) 885-2512
investor@asburyauto.com

Reporters May Contact:
Stephanie Lowenthal
RF|Binder Partners
(212) 994-7619
Stephanie.Lowenthal@RFBinder.com

Asbury Automotive Announces the Closing of New Notes and the Completion of the Tender Offer for Its Outstanding 9% Senior Subordinated Notes due 2012

NEW YORK, Mar. 26 /PRNewswire-FirstCall/ - Asbury Automotive Group, Inc. (NYSE: ABG) today announced it has completed the previously announced sale of $150 million principal amount of 7.625% Senior Subordinated Notes due 2017 (the "Senior Subordinated Notes") and $115 million principal amount of 3.00% Senior Subordinated Convertible Notes due 2012 (the "Convertible Notes" and, together with the Senior Subordinated Notes, the "New Notes") through private offerings which are exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

In addition, Asbury completed its previously announced tender offer and consent solicitation for its outstanding $250 million aggregate principal amount of 9% Senior Subordinated Notes due 2012 (CUSIP Nos. 043436AB0 and 043436AA2) (the "9% Notes") pursuant to its Offer to Purchase and Consent Solicitation Statement, dated February 26, 2007. The tender offer expired at midnight, New York City time, on March 23, 2007.

In connection with the tender offer, Asbury received the required consents to amend the indenture governing the 9% Notes. Asbury also announced that all conditions to the tender offer have been satisfied. On March 26, 2007, Asbury accepted for payment all validly tendered 9% Notes, consisting of $238,092,000 in aggregate principal amount (representing approximately 95.2%) of outstanding 9% Notes. Upon acceptance and payment for the tendered 9% Notes, the supplemental indenture executed in connection with Asbury's consent solicitation became operative.

Asbury used the combined net proceeds from the issuance of the New Notes, together with available cash, to repurchase the 9% Notes pursuant to the tender offer, pay the related consent payments, tender premium and expenses and pay for the net cost of the convertible note hedge and warrant transactions in respect of Asbury's common stock that Asbury entered into in connection with the Convertible Notes offering. In addition, concurrently with the Convertible Notes offering, Asbury repurchased approximately 1.3 million shares of its common stock in privately negotiated transactions.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The Senior Subordinated Notes, the Convertible Notes and the shares of Asbury common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Asbury Automotive Group

Asbury Automotive Group, Inc. ("Asbury"), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 85 retail auto stores, encompassing 112 franchises for the sale and servicing of 33 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

SOURCE Asbury Automotive Group, Inc.